UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 5, 2019

Date of Report

(Date of earliest event reported)

UAS DRONE CORP.

 (Exact name of registrant as specified in its charter)

NEVADA	000-55504	47-3052410
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

420 Royal Palm Way, Suite 100

Palm Beach, Florida  33480

 (Address of Principal Executive Offices)

(561) 693-1421

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter or Rule 12b-2 of the Securities and Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [X]

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2019, the Board of Directors of UAS Drone Corp., a Nevada corporation (the “Company”) unanimously resolved to remove Scott Kahoe as the Company’s acting Chief Financial Officer and to appoint Christopher J. Leith to serve in that position, with both the removal of Mr. Kahoe and the appointment of Mr. Leith to be effective immediately.

Christopher J. Leith, age 31, has been a Vice President at GreenBlock Capital, based in Palm Beach, Florida, since 2015. From 2007 until 2015, Mr. Leith worked in the Financial Services industry as an investment banker and corporate valuation analyst for some of the largest corporations in the United States. Having worked for RBC Capital Markets, SunTrust Robinson Humphrey, EMC Corporation, and NextEra Energy, Inc., Mr. Leith has experience managing and helping run public and private clients from Fortune 500 organizations to smaller startups. Mr. Leith is a graduate of the University of Richmond in Richmond, Virginia, where he obtained his Bachelor of Science in Business Administration degree, with a concentration in Finance.

 There are no family relationships between Mr. Leith and any other director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

There is no material plan, contract or arrangement with the Company or any material amendment thereto (whether or not written) to which Mr. Leith is a party or in which he participates.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in with the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Leith had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAS DRONE CORP. a Nevada

corporation

Date:  March 6, 2019

/s/ Grant A. Begley

                        Grant A. Begley, Chief Executive

Officer